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                                 Exhibit 3.05.

Certificate of Amendment of Certificate of Incorporation of the Company, dated
                                 March 4, 1996.
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                                                                    EXHIBIT 3.05

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

       Sonic Corp. ("Sonic"), a corporation organized and existing under and by virtue of the General Corporation law of Delaware, hereby certifies as follows:

       1. At a meeting of the board of directors of Sonic held on November 30, 1995, the directors duly adopted a resolution setting forth a proposed amendment to the certificate of incorporation of Sonic, declaring the amendment as advisable, and calling a meeting of the stockholders of Sonic to consider the approval of the amendment. The resolution setting forth the proposed amendment appears as follows:

          Whereas, the directors deem it in the best interests of the Corporation to increase the authorized common stock of the Corporation to 40 million shares.

          Resolved, that the directors hereby approve the amendment of the Certificate of Incorporation to increase the authorized number of shares of common stock available for issuance to 40 million shares.

          Resolved further, that the directors hereby authorize and direct the officers of the Corporation, and each of them to submit the following resolution at the next annual meeting of the stockholders of the Corporation for their consideration:

               Resolved, that the stockholders approve the amendment of the first portion of Article Fourth of the Certificate of Incorporation as follows:

          From: "FOURTH: The total number of shares which the Corporation shall have the authority to issue shall be twenty one million (21,000,000) shares, of which twenty million (20,000,000) shall be shares of common stock, par value $.01 per share, and one million (1,000,000) shall be shares of preferred stock, par value $.0l per share...

          To: "FOURTH: The total number of shares which the Corporation shall have the authority to issue shall be forty one million (41,000,000) shares, of which forty million (40,000,000) shall be shares of common stock, par value $.01 per share, and one million (1,000,000) shall be shares of preferred stock, par value $.0l per share...

          Resolved further, that the directors authorize and direct the officers of the Corporation, and each of them, to take all other actions necessary and appropriate to effect the foregoing resolutions, including (without limitation) the inclusion of
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     the foregoing proposal in the proxy statement for the next annual meeting of stockholders and, upon the stockholders' approval of the amendment, the execution and filing of an appropriate certificate of amendment with the Delaware Secretary of State, together with any required filing fees.

          2. Thereafter, Sonic duly called and held an annual meeting of the stockholders of Sonic on January 25, 1996, pursuant to written notice in accordance with Section 222 of the General Corporation Law of Delaware, at which meeting the number of shares of common stock required by statute voted in favor of the amendment.

          3. Sonic duly adopted the amendment in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

          In witness whereof, Sonic has caused its president, Clifford Hudson, to sign this certificate as of this 27 day of February, 1996.

                                             Sonic Corp.


                                             By: /s/ Clifford Hudson
                                                 ---------------------------
                                                 Clifford Hudson, President